Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valley National Bancorp:

We consent to the use of our reports dated March 1, 2018 with respect to (i) the consolidated statements of financial condition of Valley National Bancorp and subsidiaries (Valley) as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Valley National Bancorp incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Valley did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objective of the control criteria and contains an explanatory paragraph that states Valley had ineffective assignment of responsibility and authority to its Ethics and Compliance group to identify and evaluate the severity and financial reporting implications of allegations of non-compliance with laws and regulations, Company policies and procedures and other complaints and ineffective controls over required communications of such matters to senior management or others within the organization and to those charged with governance to enable them to conduct or monitor the investigation and resolution of such matters on a timely basis.

/s/ KPMG LLP

Short Hills, New Jersey

March 26, 2018